UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2007

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Pre-Payment of Loan Agreement with Fifth Third Bank by Smart Commerce

As previously reported on a Current Report filed on Form 8-K on November 14, 2006 with the Securities and Exchange Commission by Smart Online, Inc. (the "Company"), on November 9, 2006, Smart Commerce, Inc. ("Smart Commerce"), a wholly-owned subsidiary of the Company, entered into a loan agreement with Fifth Third Bank, a Michigan banking corporation ("Fifth Third Bank"). Under the terms of this agreement, Smart Commerce borrowed $1.8 million to be repaid in 24 monthly installments of $75,000 plus interest beginning in December 2006. The interest rate was prime plus 1.5% as periodically determined by Fifth Third Bank. The loan was secured by all of the assets of Smart Commerce, including a cash security account of $250,000 and all of Smart Commerce's intellectual property. On November 30, 2007, Smart Commerce paid the outstanding principal balance of $900,000 plus accrued interest of approximately $6,500 due to Fifth Third Bank under the agreement, resulting in the termination of the agreement and a release of security arrangement, including the cash in the cash security amount. Smart Commerce did not incur any pre-payment penalties.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of President and Chief Executive Officer

On November 27, 2007, the Company’s Board of Directors (the "Board") unanimously appointed David E. Colburn as the Company’s President and Chief Executive Officer, effective December 12, 2007 (the "effective date"). Mr. Colburn has served as the Company’s Interim President and Chief Executive Officer since September 11, 2007. Prior to his appointment as Interim President and Chief Executive Officer, Mr. Colburn, age 60, had been an independent director and a member of the Audit Committee of the Board since May 31, 2007.

Prior to joining the Company, Mr. Colburn previously served as President, Global Manufacturing Industry Practice, Electronic Data Systems ("EDS"), a provider of business and technology solutions, from 2004–2006. While at EDS, Mr. Colburn was responsible for developing EDS’s global manufacturing industry business and sales strategy for its automotive, industrial manufacturing, high tech and aerospace & defense segments. Mr. Colburn also previously served as EDS’s Area Director, Manufacturing – Automotive (2003–2004); Vice President of the Global Industry Group (2002–2003); and Vice President of Global Industrial Manufacturing within the Global Industry Group (2001–2002). In addition, Mr. Colburn’s career also includes serving as president of four different manufacturing and industrial corporations. Mr. Colburn has also served as chairman and a member of the boards of directors of several automotive industry associations. Mr. Colburn received a B.A. in Liberal Arts from Robert Wesleyan College, and previously served on that institution’s Board of Trustees. He has participated in continuing education programs at, among others, the University of Pennsylvania and the University of Michigan.

In connection with Mr. Colburn’s appointment as President and Chief Executive Officer, on November 30, 2007, the Company entered into an employment agreement with Mr. Colburn (the "Agreement"). The term of the Agreement is one year commencing on December 12, 2007, and the term is subject to automatic renewal for successive one-year terms unless, at least 30 days prior to the renewal date, either party gives the other written notice of its intent not to continue the employment relationship.

Under the terms of the Agreement, Mr. Colburn’s initial annual salary will be $180,000, subject to annual increases as the Board approves. In addition, on the effective date of the Agreement, the Company will award Mr. Colburn 100,000 shares of restricted stock of the Company, restrictions of which lapse as to 25,000 shares on January 1, 2008, 37,500 shares on January 1, 2010, 18,750 shares on January 1, 2011 and 18,750 shares on January 1, 2012. In connection with the grant of the restricted stock, Mr. Colburn executed a Restricted Stock Agreement in the form attached hereto as Exhibit 10.1, which is incorporated herein by reference. The Company also agreed to provide Mr. Colburn with the use of one bedroom of a two-bedroom apartment leased by the Company in Research Triangle Park, North Carolina during the term of the Agreement. Mr. Colburn will be eligible to participate in all medical, dental, disability, insurance, 401(k), pension, vacation and other employee benefit plans and programs made available to Company employees at Mr. Colburn’s level, with a minimum guarantee of four weeks of annual vacation.

If Mr. Colburn’s employment is terminated by the Company for Cause (as defined below), the Company’s obligation to compensate Mr. Colburn will cease on the effective termination date except for: (i) amounts due for services rendered prior to the termination date and (ii) a lump sum representing any unused portion of Mr. Colburn’s vacation. If Mr. Colburn is terminated by the Company by notice of non-renewal or without Cause, the Company’s obligation to compensate Mr. Colburn will cease on the effective termination date except for: (i) amounts due for services rendered prior to the termination date, (ii) a lump sum representing any unused portion of Mr. Colburn’s vacation, and (iii) an amount equal to Mr. Colburn’s then current salary for the then remaining term of the Agreement, payable in substantially equal installments on the last business day of each applicable month.

For purposes of the Agreement, "Cause" is defined to mean:

• any act or omission constituting misconduct or negligence, fraud, misappropriation, embezzlement, conflict of interest or competitive business activities, including without limitation any arrest on criminal charges;

• any chemical dependence which materially adversely affects the performance of his duties and responsibilities to the Company;

• breach of his fiduciary obligations to the Company in a material respect;

• his repeated failure to perform his duties after written notice of the alleged failure and a reasonable opportunity to cure;

• his material breach of the Company's policies or any material provision of the Agreement;

• his gross misconduct resulting in substantial loss to the Company or damage to the reputation of the Company; or

• his knowing material violation of securities laws, rules or regulations.
If Mr. Colburn’s employment is terminated within 18 months following a Change in Control (as defined below) either by the Company without Cause or by notice of non-renewal, or by Mr. Colburn for Good Cause (as defined below), he would receive the benefits to which he would have been entitled upon a termination by the Company without Cause or by notice of non-renewal prior to a Change in Control and, in addition, all of the restrictions on his shares of restricted stock in the Company shall immediately lapse.

A "Change of Control" will be deemed to have occurred on the earlier of the following dates:

• the date on which any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than: (i) the Company; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iv) the existing holders of capital stock of the Company as of the effective date of the Agreement, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

• the date the shareholders of the Company approve a definitive agreement or plan for: (A) a merger, share exchange, consolidation or reorganization involving the Company and any other corporation or other entity as a result of which less than fifty percent (50%) of the combined voting power of the Company or of the surviving or resulting corporation or entity after such transaction is held in the aggregate by the holders of the combined voting power of the outstanding securities of the Company immediately prior to such transaction; or (B) a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

"Good Cause" shall mean his resignation within six months of any of the following conditions having arisen without his consent and after having given the Company written notice of the existence of such condition within 60 days of the initial existence of the condition and providing the Company with 30 days to remedy the condition:

• a material diminution in his authority or responsibilities;

• a material diminution in his base salary;

• relocation of his office to a location more than 30 miles outside of Research Triangle Park, North Carolina; or

• any material breach of the Agreement by the Company.

The Agreement contains other terms and provisions that are customary for employment agreements of this nature, including a covenant not to compete from Mr. Colburn that will apply during his employment and for one year following the termination of his employment.

The description of the Agreement contained herein is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Mr. Colburn will continue to serve as a director of the Company, but while he is a member of management, he will not be entitled under the Company’s Board Compensation Policy to payment of directors’ fees.

(d) Appointment of New Board Member and Chairman of the Board

On November 27, 2007, the Board appointed Doron Roethler as a member of the Board and to the position of Chairman of the Board, replacing David Colburn, who resigned the Chairman position due to his appointment as the President and Chief Executive Officer of the Company and the desire of the Board for a non-management Board member to serve in the Chairman position. In connection with his service on the Board, Mr. Roethler will be compensated pursuant to the Company’s Revised Board Compensation Policy, which was attached as Exhibit 10.45 to the Company’s Registration Statement (Registration No. 333-141853) on Form S-1 filed with the Securities and Exchange Commission on April 3, 2007. Mr. Roethler has waived the monthly cash stipend due to him under the policy as Chairman. Pursuant to the Revised Board Compensation Policy, the Board granted 15,000 shares of restricted common stock of the Company to Mr. Roethler on November 28, 2007, with a fair market value equal to the closing price per share of the Company's common stock on the OTC Bulletin Board on that date. A copy of the form of Restricted Stock Agreement (Non-Employee Director) setting forth the terms and conditions of Mr. Roethler’s grant of restricted stock is attached to this report as Exhibit 10.3 and is incorporated herein by reference.

Mr. Roethler, age 50, Mr. Roethler has been the managing director and indirect majority owner of TMF Airmarine BV since 1988, an independent aviation spare parts company. He is also the indirect owner of Smart IL, Ltd. ("SIL"), a software development company that has been a development partner and customer of the Company. He received a B.A. in behavioral science from Ben Gurion University, Beer Sheva, Israel.

SIL has been a co-development partner with the Company for certain communication products since August 2002. On August 13, 2002, the Company entered into the Integration Program Agreement for Vmail and Internet Messenger Engine (the "Integration Agreement") with SIL to incorporate certain communication products into the Company’s platform. As part of the Integration Agreement, the parties agreed to share future revenues generated from the sales of the products. On August 30, 2002, the parties signed an amendment to the Integration Agreement in order for the Company to provide SIL certain co-development services, which include instant messenger and video conferencing. The parties further agreed that the products developed as a result of both companies’ efforts would be owned by both parties. From August 2002 through November 2002, SIL made payments to the Company as part of its investment in the co-development effort totaling $800,000. On April 30, 2003, the Company and SIL agreed to amend and restate the Integration Agreement. According to this new amended and restated agreement, the Company agreed to fund the future development of instant messaging products by SIL. In exchange SIL agreed to limit future amounts payable by the Company under the original share revenue arrangement to $1.7 million. This cap on revenue sharing was removed by amendment executed by the parties on October 29, 2003. Under the current agreement, as amended, the Company is obligated to pay SIL a $20 per subscriber revenue-sharing fee each fiscal year if during any part of a fiscal year a subscriber subscribes for: (1) SIL products developed pursuant to this agreement, (2) the Company’s or other third party products through the Company that are integrated or bundled with SIL product developed pursuant to this agreement, or (3) any conference center, video mail (such as Webex), or other web conference or peer to peer based conference product (excluding PDA Synchronization and WAP delivery system) developed by the Company and integrated into its platform. The revenue-sharing fee is reduced to an annual $15 fee for those subscribers who have subscribed for the relevant products for a period of 24 months. The Company has not yet been required to make any revenue-sharing payments to SIL pursuant to the agreement, as amended. The Amended and Restated Integration Program Agreement for Vmail and Internet Messenger Engine dated April 30, 2003 with SIL and the Amendment to Amended and Restated Integration Program Agreement dated October 29, 2003 with SIL were filed on November 24, 2004 as Exhibits 10.25 and 10.26, respectively, to the Company’s Registration Statement on Form SB-2 (Registration No. 333-119385) and are incorporated herein by reference.

On August 30, 2002, the Company and SIL entered into the Company’s reseller agreement, under which the Company agreed to compensate SIL for referral of customers. No payments were made under this agreement, which was subsequently terminated. The parties entered into a new reseller agreement on March 27, 2003. While this reseller agreement is still in effect, SIL is dormant in its operations, and the Company and SIL do not anticipate any future referrals or payments under this agreement will be made. In addition, in March 2003, the Company and SIL began a consulting arrangement whereby SIL agreed to provide certain additional support for further development of products. The Company has paid SIL a total of $115,000 under these agreements with SIL.

In addition, SIL has been a customer of the Company. Revenue from SIL represented 32.9% of the Company’s total revenues for fiscal 2004, and there have no revenues derived from SIL as a customer since then. During March 2004, SIL ceased further development of its technology and laid off all employees after SIL delivered to the Company a version of its instant messenger product. Therefore, the Company does not anticipate generating any revenue from SIL for the year ended December 31, 2007.

Mr. Roethler is a shareholder of the Company, who holds approximately 12% of the Company’s outstanding common stock. Mr. Roethler also serves as the bond representative for the noteholders holding convertible notes that the Company issued in November 2007. On October 10, 2006, the Company's then chief executive officer entered into a stock purchase agreement with Mr. Roethler. Pursuant to this agreement, Mr. Roethler purchased 247,043 shares of the Company’s common stock from the chief executive officer's personal holdings at a price of $1.5176 per share.

A press release announcing the appointment of Mr. Colburn as the Company’s President and Chief Executive Officer and Mr. Roethler’s appointment as Chairman of the Board is attached to this report as Exhibit 99.1.

(e)

Policy Regarding Written Employment Agreements

The Company has determined that it will have written employment agreements only with its chief executive officer, chief financial officer, and chief operating officer. All other executive officers and employees will be at will employees. With respect to currently effective employment agreements with executive officers other than the chief executive officer, chief financial officer, and chief operating officer, the Company intends to deliver a notice of non-renewal of the employment agreements with such executive officers within the appropriate notice period provided in their respective employment agreements, with the intent that such executive officers will remain as at will employees.

Non-Renewal of Employment Agreement

In accordance with the policy described above, on December 1, 2007, the Company delivered written notice to Thomas Furr, the Company’s Chief Strategy Officer, of its intent not to renew Mr. Furr’s Employment Agreement with the Company dated April 1, 2004, as amended November 9, 2005 and August 15, 2007. Mr. Furr will continue in his position as Chief Strategy Officer as an at will employee.

Establishment of Cash and Equity Bonus Programs

On November 28, 2007, the Board approved a cash bonus program for fiscal 2008 and going forward in which all employees of the Company, including named executive officers, would be eligible to receive annual cash bonus awards. The cash bonus program is designed to award and motivate employees for acting as partners with the Company to achieve financial success during a fiscal year. A description of the cash bonus program is filed herewith as Exhibit 10.4 and is incorporated herein by reference.

For fiscal 2008 and going forward, the Board approved the establishment of a cash bonus pool for awards to be calculated based upon the Company’s net profit as of December 31 of each fiscal year. If the Company’s net profit exceeds $300,000 as of December 31 of each fiscal year based upon the audited financial statements, then 10% of the actual net profit would be allocated to a cash bonus pool for distribution to employees based on the recommendations of management and approval of the Compensation Committee of the Board. The bonuses would be awarded after the fiscal year audit is complete, and each intended bonus recipient must be an employee at the time the bonus awards are paid out in order to be eligible to receive an award.

On November 28, 2007, the Board also approved the establishment of a pool of shares of restricted stock to be awarded to employees, including named executive officers, over the next five fiscal years, commencing with fiscal 2008. The equity pool is designed to encourage the Company’s employees to focus on its long-term performance and provide an opportunity for employees to increase their stake in the Company.

The pool of restricted stock approved by the Board will contain the number of shares resulting from subtracting from 1,000,000 shares the following: (1) the number of outstanding shares of restricted stock (which shall include the shares of restricted stock to be awarded to Mr. Colburn on December 12, 2007) and (2) the number of shares issuable upon exercise or exchange of outstanding options. The resulting pool of restricted shares is to be distributed over the next five years in equal annual amounts. The chief executive officer of the Company will provide recommendations for such restricted stock awards at the Board’s fourth quarter meeting each fiscal year, with awards to be granted as of January 1 of the following fiscal year. The restrictions on the shares of restricted stock granted to an employee would lapse as to 50% of such shares on the second anniversary of the grant date, as to 25% of such shares on the third anniversary of the grant date, and as to 25% of such shares on the fourth anniversary of the grant date. A description of the equity award program is filed herewith as Exhibit 10.5 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Form Restricted Stock Agreement for Employees.
10.2 Employment Agreement with David E. Colburn, dated November 30, 2007.
10.3 Form Restricted Stock Agreement (Non-Employee Directors).
10.4 Cash Bonus Program, November 2007.
10.5 Equity Award Program, November 2007.
99.1 Press Release, dated December 3, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

December 3, 2007	By:	/s/ Nicholas A. Sinigaglia

Name: Nicholas A. Sinigaglia
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Form Restricted Stock Agreement for Employees.
10.2	Employment Agreement with David E. Colburn, dated November 30, 2007.
10.3	Form Restricted Stock Agreement (Non-Employee Directors).
10.4	Cash Bonus Program, November 2007.
10.5	Equity Award Program, November 2007.
99.1	Press Release, dated December 3, 2007.